Exhibit 99.1

RXR Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing April 26, 2021

Uniondale, NY, April 21, 2021 – RXR Acquisition Corp. (the “Company”) today announced that commencing April 26, 2021, holders of the units sold in the Company’s initial public offering of 34,500,000 units may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market LLC (“Nasdaq”) under the ticker symbol “RXRA” and “RXRAW,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “RXRAU” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A common stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com.

Registration statements relating to the securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2021.

About RXR Acquisition Corp.

RXR Acquisition Corp. is a special purpose acquisition company formed by RXR Realty LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it expects to focus its search for a target business combination that operates at the intersection of real estate and technology, also known as “PropTech,” including immediately adjacent ecosystems to real estate such as logistics, modern mobility, financial services and technologies that address problems or inefficiencies associated with urbanization, also known as “Urban Tech.”

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Michael Maturo

Chief Financial Officer

(516) 506-6797